CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 9, 1997 appearing on page 54 of First Empire State Corporation's Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/S/ PRICE WATERHOUSE LLP

Buffalo, New York
June 2, 1997